Exhibit 99.2

Burgundy Technology Acquisition Corp Announces Closing of Underwriters’ Over-Allotment Option In Connection With Its Initial Public Offering

New York, NY, Sep. 18, 2020 – Burgundy Technology Acquisition Corporation (the “Company”), which is co-founded and led by tech industry veterans Léo Apotheker and Jim Mackey, announced today that it closed the issuance of an additional 4,500,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with its initial public offering at $10.00 per unit, resulting in gross proceeds of $45,000,000 and bringing the total gross proceeds of the initial public offering to $345,000,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “BTAQU” on August 27, 2020. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the symbols “BTAQ” and “BTAQW,” respectively.

Of the proceeds received from the consummation of the initial public offering, the full exercise of the over-allotment option and private placements of units, $346,725,000 was placed in trust.

Mizuho Securities USA LLC acted as the global coordinator and sole book-running manager for the offering. I-Bankers Securities, Inc. acted as co-manager.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Jim Mackey

Chief Financial Officer

Burgundy Technology Acquisition Corporation

jim.mackey@burgundytechnology.com